Exhibit (i)(2)

April 30, 2015

Matthews International Funds

d/b/a Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re: Matthews International Funds - Matthews Asia ESG Fund

Ladies and Gentlemen:

We have acted as legal counsel to Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment, and the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a new series of shares of the Trust, the Matthews Asia ESG Fund (the “Fund”), pursuant to Post-Effective Amendment No. 60 to the Trust’s Registration Statement, expected to be filed on Form N-1A with the Securities and Exchange Commission on or about April 30, 2015 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)	the Trust’s Trust Instrument dated April 8, 1994 and the By-laws of the Trust, each as presently in effect as certified by the Secretary of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)	a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of April 29, 2015 (the “Good Standing Certificate”); and

(iv)	resolutions adopted by the Trust’s Board of Trustees on February 24, 2015 authorizing the establishment and organization of the Fund and the registration of all of the shares of the Fund (the “Shares”) under the Securities Act, certified by the Secretary of the Trust.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the due authorization, execution and delivery of all agreements, instruments, records, certificates and other documents by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and authority of all persons executing all documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms, and that no such agreements, instruments and other documents have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; and (viii) that any purchasers of Shares of the Fund satisfy all regulatory and legal requirements applicable to them. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Trust and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Post-Effective Amendment and in accordance with the Charter Documents; (ii) all consideration for the Shares will be actually received by the Fund; and (iii) all applicable securities laws will be complied with, we are of the following opinion:

The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by the Fund of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

(a) We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or other federal and state securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension or employee benefit laws, e.g., ERISA; (iv) federal or state antitrust, trade or unfair competition laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Exon-Florio Act; (v) the statutes, ordinances, administrative decisions or rules or regulations of counties, towns, municipalities or other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vi) federal or state environmental laws; (vii) federal or state land use or subdivision laws; (viii) federal or state tax laws; (ix) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (x) federal patent, copyright or trademark, state trademark or other federal or state intellectual property laws; (xi) federal or state racketeering laws, e.g., RICO; (xii) federal or state health care laws and federal or state safety laws, e.g., OSHA; (xiii) federal or state laws concerning aviation, vessels, railways or other means of transportation; (xiv) federal or state laws concerning public utilities; (xv) federal or state labor or employment laws; (xvi) federal or state laws or policies concerning (A) national or local emergencies, (B) possible judicial deference to acts of sovereign states, including judicial acts, or (C) criminal or civil forfeiture laws; (xvii) federal or state banking or insurance laws; (xviii) export, import or customs laws; (xix) anti-terrorism orders, as the same may be renewed, extended, amended or replaced, or all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements or policies relating to the same (including, without limitation, Executive Order 13224, effective September 24, 2001); (xx) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes or similar statutes in effect from time to time, or the policies promulgated thereunder or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; (xxi) federal or state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; or (xxii) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud or wire fraud statutes); or in the case of each of the foregoing, any rules or regulations promulgated thereunder or administrative or judicial decisions with respect thereto;

(b) Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph (a) with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, as in effect on the date of this opinion letter, (i) to the extent set forth in our opinion above, our review of the Delaware Statutory Trust Act (based solely upon our review of a standard compilation thereof) and reported judicial decisions interpreting that law, and (ii) the federal laws of the United States.

We are limiting our opinion on the law of the state of Delaware to that extent because we are not admitted to practice law in that state. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you and your shareholders in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion letter may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent; except that you may furnish a copy of this opinion letter for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares. This opinion letter is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to (i) the reference to our firm as legal counsel in the Post-Effective Amendment, and (ii) the filing of this opinion letter as an exhibit to the Post-Effective Amendment.

Very truly yours, /s/ Paul Hastings LLP PAUL HASTINGS LLP

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